Atlas Pipeline Partners, L.P. Announces Appearance at Friedman Billings Ramsey Investor Conference

PHILADELPHIA, PA -- 11/22/2006 -- Atlas Pipeline Partners L.P. (NYSE: APL) (the "Partnership") announces today that the Partnership will be presenting at the 2006 Friedman Billings Ramsey Investor Conference on Tuesday, November 28th in New York, NY. Edward E. Cohen, Chairman and Chief Executive Officer, will be presenting for the Partnership at 10:00 a.m. Eastern Time.

Investors and general public are invited to listen to the live webcast of the presentation at www.atlaspipelinepartners.com under the Event Calendar page of the Investor Relations section of the site. A replay of this webcast will be available on the company's website until Monday, February 26, 2007.

Atlas Pipeline Partners, L.P. is active in the transmission, gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, Arkansas, northern Texas and the Texas panhandle, the Partnership owns and operates approximately 1,900 miles of active intrastate gas gathering pipeline and a 565-mile interstate natural gas pipeline. The Partnership also operates three gas processing plants and a treating facility in Velma, Elk City, Sweetwater and Prentiss, Oklahoma where natural gas liquids and impurities are removed. In Appalachia, it owns and operates approximately 1,500 miles of natural gas gathering pipelines in western Pennsylvania, western New York and eastern Ohio. For more information, visit our website at www.atlaspipelinepartners.com or contact bbegley@atlaspipelinepartners.com.

The Partnership's actual results, performance or achievements could differ materially from those expressed or implied in this release as a result of certain factors, including the price of gas in the Mid-Continent area, actual versus projected volumetric production from wells in the area to be served by the new plant, the NGL content of the natural gas processed and other factors disclosed under "Risk Factors" in our most recent 10-K.

Contact:
Brian Begley
Investor Relations
1845 Walnut Street - Suite 1000
Philadelphia, PA  19103
(215) 546-5005
(215) 561-5692 (facsimile)